Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-268003
Prospectus Supplement No. 4
(To Prospectus dated April 25, 2023)

LIVEWIRE GROUP, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 26, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-268003). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Annual Report on Form 10-K/A (Amendment No. 1) filed with the Securities and Exchange Commission (the “SEC”) on May 31, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

LiveWire Group, Inc.’s common stock and warrants are listed on the New York Stock Exchange under the symbols “LVWR” and “LVWR WS.” On May 30, 2024, the closing price of our common stock was $6.48 and the closing price of our warrants was $0.24.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 31, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 10-K/A
(AMENDMENT NO.1)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended: December 31, 2023
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 001-41511

LiveWire Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	87-4730333
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3700 West Juneau Avenue	(650) 447-8424
Milwaukee, Wisconsin 53208 (Address of principal executive office)	(Issuer’s Telephone Number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LVWR	New York Stock Exchange
Warrants to purchase common stock	LVWR WS	New York Stock Exchange
Securities registered pursuant to Section 12(g) of the Act: NONE
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.   Yes  ☐   No  ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes  ☐   No  ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Emerging growth company	☒
Non-accelerated filer	☒	Smaller reporting company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant has filed a report on and attestation to its management's assessment of the effectiveness of its internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report Yes  ☐    No  ☒

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐    No  ☒
The aggregate market value of the voting stock held by non-affiliates on June 30, 2023 of the registrant based on the closing price of $11.81 per share was $253,000,000.
Number of shares of the registrant’s common stock outstanding at May 29, 2024: 203,180,867 shares
EXPLANATORY NOTE
This Amendment No. 1 (the “Amendment”) to the Annual Report on Form 10-K of LiveWire Group Inc. (the “Company”) for the fiscal year ended December 31, 2023, originally filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2024 (the “Original Filing”), is being filed solely for the purpose of filing revised versions of Exhibits 31.1 and 31.2 (the “Exhibits”) filed with the Original Filing.
The Company is filing revised exhibits solely in order to include in the certifications set forth in the Exhibits the language of revised paragraph 4(b) and the introductory language in paragraph 4 referring to internal control over financial reporting, which language was inadvertently omitted from the certifications when originally filed. The Amendment does not reflect events occurring after the date of the filing of the Original Filing or modify or update any of the other disclosures contained therein in any way. Accordingly, the Amendment should be read in conjunction with the Original Filing. This Amendment consists solely of the preceding cover page, this explanatory note, the signature page and the revised certifications. Because no financial statements have been included in this Amendment, paragraph 3 of each of the certifications set forth in the Exhibits has been omitted.

The Company’s independent registered public accounting firm is Ernst & Young LLP, Milwaukee, Wisconsin, PCAOB ID 42.

PART IV
Item 15. Exhibits and Financial Statement Schedules

INDEX TO EXHIBITS
Exhibit No.	Description
31.1*	Chief Executive Officer Certification pursuant to Rule 13a-14(a) and Rule 15d-14(a)
31.2*	Chief Financial Officer Certification pursuant to Rule 13a-14(a) and Rule 15d-14(a)
104	Cover Page Interactive Data File - formatted in Inline XBRL

* Filed herewith.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on May 31, 2024.

LiveWire Group, Inc.

/s/ Karim Donnez	Chief Executive Officer
Karim Donnez	(Principal Executive Officer)

/s/ Tralisa Maraj	Chief Financial Officer
Tralisa Maraj	(Principal Financial Officer and Principal Accounting Officer)

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